EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement (“Agreement”) is entered into effective as of the 1st day of January, 2003 by and between Winland Electronics, Inc., a Minnesota corporation, (the “Company”), and Dale Nordquist (the “Employee”).

RECITALS

     A.     The Company is engaged in the business of electronic design and manufacturing and provides electronic design and manufacturing services to its customers.

     B.     Employee commenced employment with the Company on or about October 29, 2001 as Vice President of Sales. Employee and Company executed an Employment Agreement dated April 8, 2002 outlining the terms and conditions of Employee’s employment with Company.

     C.     On or about December 20, 2002, Company promoted Employee to the position of Senior Vice President of Sales and Marketing. Company and Employee desire to enter into this new Employment Agreement to memorialize the terms and conditions of Employee’s employment under his new title.

     D.     The Company, through its research, development and expenditure of funds, has developed confidential information, including trade secrets. During his employment, Employee has had and will continue to have access to the Company’s valuable Confidential Information (as defined below), has contributed and may continue to contribute to Confidential Information and acknowledges that the Company will suffer irreparable harm if Employee uses Confidential Information outside his employment or makes unauthorized disclosure of Confidential Information to any third party.

Article 1

EMPLOYMENT AND TERMS OF AGREEMENT

     1.1 Employment. The Company employs Employee as its Senior Vice President of Sales and Marketing.

     1.2 Duties.

a.	During his employment with the Company, Employee shall serve the Company faithfully and to the best of his ability and shall devote his full business and professional time, energy, and diligence to the performance of the duties of such position. Employee shall perform such duties for the Company (i) as are customarily incident to his position and (ii) as may be assigned or delegated to him from time to time by Lorin Krueger, his designees or the Board of Directors. Employee’s position carries the primary responsibility of managing and supervising all sales and marketing functions of the Company (to include but not be limited to maintaining sales of existing products and services to current customers, obtaining new sales from current customers, developing new customers, and decreasing customer concentration), and any and all other responsibilities that may be assigned to Employee. During his employment with the Company, Employee shall not engage in any other business activity that would conflict or interfere with his ability to perform his duties under this Agreement.

b.	Employee agrees to be subject to the Company’s control, rules, regulations, policies and programs. Employee further agrees that he shall carry on all correspondence, publicity and advertising in the Company’s name and he shall not enter into any contract on behalf of the Company except as expressly authorized by the Company.

     1.3 Term of Employment. Employee’s employment with the Company shall be “at will,” meaning either Employee or the Company may terminate the employment relationship at any time, for any or no reason, with or without notice.

Article 2

COMPENSATION AND BENEFITS

     2.1 Base Salary. As compensation for his services to the Company, Employee shall be paid an initial annual base salary of Ninety-Five Thousand Dollars ($95,000.00), which rate shall be reviewed by the Company and subject to change from time to time. The base salary shall be payable bi-weekly in accordance with the Company’s standard payroll practices. Employee’s base salary, and all other compensation and benefits provided by the Company, shall be subject to required and authorized deductions and withholdings.

     2.2 Commissions.

     a.     New customers between October 15, 2001 and December 19, 2002. So long as Employee remains primarily responsible for the account, Company shall pay Employee a commission of one percent (1%) on all sales to new customers Employee directly acquired from the account territory of Minnesota, North Dakota, South Dakota, Western Wisconsin, Iowa, Northern Missouri and Nebraska between October 15, 2001 and December 19, 2002. If Employee does not remain primarily responsible for such accounts, Company will determine on a case-by-case basis what amount of commission, if any, to pay Employee on sales to such accounts.

     b. New customers after December 20, 2002. So long as Employee remains primarily responsible for the account, Company will determine on a case-by-case basis what amount of commission to pay Employee on sales to new customers Employee directly acquires after December 20, 2002. In making such determination, Company will consider such factors as financial opportunity to Company and Employee’s involvement with the account.

Commissions are deemed earned and payable upon shipment of the goods to the customer and not before. “Directly acquires” shall mean solely as a result of Employee’s own efforts and not the efforts of Employee’s or Company’s representatives or agents. Employee is not eligible for commissions from sales to those customers listed on Exhibit A to the Employment Agreement between Company and Employee dated April 8, 2002, unless specially stated in writing by Lorin Krueger. Monthly commissions will be paid on the 15th day of the month following the month in which the commission was earned. Upon Employee’s separation from employment, for whatever reason, Company will pay Employee for those commissions earned (orders shipped) through his last day of employment. Company reserves the right to modify Employee’s commission plan at any time with notice to Employee.

     2.3 Incentive Compensation. Company will pay Employee incentive compensation as set forth in Exhibit A attached hereto provided Employee meets the stated objectives to earn such incentive compensation. Earned incentive compensation will be paid according to the time line set forth in Exhibit A. Company reserves the right to cancel or modify Employee’s incentive compensation plan upon notice to Employee.

     2.4 Incentive Stock Options. Company hereby acknowledges and agrees that it granted Employee 10,000 shares of incentive stock options to Employee on December 20, 2002. The incentive stock options will vest over a five year period with twenty percent (20%) exercisable per year with the first 20% exercisable as of December 20, 2003. The terms and conditions applicable to Employee’s incentive stock option grant shall be controlled by Company’s separate Stock Option Plan.

     2.5 Benefits. Employee shall be eligible to participate in or receive benefits under employee benefit plans, health plans, or arrangements, if any, made available from time to time by the Company to its employees as set forth in an employee manual or otherwise, including but not limited to medical, dental, and life insurance coverage, long-term disability insurance coverage, 401k benefits, and employee stock purchase plan benefits to the extent Employee meets the eligibility requirements to receive such benefits. Nothing in this Agreement is intended to or shall in any way restrict the Company’s right to amend, modify or terminate any of its benefits or benefit plans during the term of Employee’s employment.

     2.6 Miscellaneous Benefits. The Company shall provide Employee the following additional benefits:

a.	Reimbursement of all ordinary and necessary expenses incurred by Employee for the Company, in accordance with the Company’s policies and practices with regard to documentation and payment of such expenses.

b.	Paid time off in accordance with the Company’s paid time off policy.

Article 3

TERMINATION OF EMPLOYMENT

     3.1 Termination. Either Employee or the Company may terminate the employment relationship at any time, for any or no reason, with or without notice.

     3.2 Return of Property. Immediately upon termination (or at such earlier time as requested by the Company or its designees), Employee shall deliver to the Company all of its property, including but not limited to all work in progress, research data, equipment, originals and copies of documents and software, customer information and lists, financial information, and all other material in his possession or control that belongs to the Company or its customers or contains Confidential Information.

Article 4

CONFIDENTIALITY

     4.1 Confidential Information. “Confidential Information” shall mean any information not generally known or readily ascertainable by the Company’s competitors or the general public. Confidential Information includes, but is not limited to, use of or customization to computer, software, and/or internet applications; data of any type that is created by Employee, is provided, or to which access is provided, in the course of Employee’s employment by the Company; data or conclusions or opinions formed by Employee in the course of employment; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of the Company; specifications; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; supplier names or other information; employee names or other information; research and development data; diagrams; drawings; videotapes, audiotapes, or computerized media used as training regimens; and notes, memoranda, notebooks, and records or documents that are created, handled, seen, or used by Employee in the course of employment. Confidential Information does not include information that Employee can demonstrate by reliable, corroborated documentary evidence (1) is generally available to the public or (2) became generally available to the public through no act or failure to act by Employee.

     4.2 Confidentiality Restrictions. Employee agrees at all times to use all reasonable means to keep Confidential Information secret and confidential. Employee shall not at any time (including after termination of his employment with the Company) use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information, except as necessary for the performance of Employee’s duties on behalf of the Company. Employee shall not at any time provide services to any person or entity if providing such services would require or likely result in his using or disclosing Confidential Information. Upon termination of Employee’s employment with the Company, Employee shall immediately return to the Company all originals and copies of Confidential Information and other the Company materials and property in Employee’s possession. Employee acknowledges that use or disclosure of any of the Company’s confidential or proprietary information in violation of this Agreement would have a materially detrimental effect upon the Company, the monetary loss from which would be difficult, if not impossible, to measure.

     4.3 Survival of Restrictions. The parties agree that the restrictions contained in this Article 4 shall survive the termination of this Agreement and Employee’s employment and shall apply no matter how Employee’s employment terminates and regardless of whether his termination is voluntary or involuntary.

     4.4 Remedies. The parties acknowledge and agree that, if a court, arbitrator, mediator, jury or other individual or entity entrusted with authority to resolve a dispute between Employee and the Company (or Employee admits to) makes a finding that Employee breached or threatened to breach the terms of this Article 4, the Company shall be entitled as a matter of right to injunctive relief and reasonable attorneys’ fees, costs, and expenses, in addition to any other remedies available at law or equity.

Article 5

MISCELLANEOUS PROVISIONS

     5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to its conflict of law provisions.

     5.2 Entire Agreement. Except as expressly stated herein, this Agreement constitutes the entire understanding of the Company and Employee and supersedes all prior agreements, understandings, and negotiations between the parties, whether oral or written, including the offer letter from Company to Employee dated October 15, 2001, the Employment Agreement between Company and Employee dated April 8, 2002, and the Compensation Plan for the Sr. VP of Sales and Marketing dated December 17, 2002. No modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the parties.

     5.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, and administrators, except that the services to be performed by Employee are personal and are not assignable.

     5.4 Captions. The captions set forth in this Agreement are for the convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

     5.5 No Conflicting Obligations. Employee represents and warrants to the Company that he is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder, including but not limited to any duties owed to any former employers not to compete or use or disclose confidential information.

     5.6 Waivers. The failure of a party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     5.7 Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, the Company and Employee agree that that part should be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.

     5.8 Notices. Any notices given hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested:

(a)	If to the Company:	Winland Electronics, Inc. Attn: Lorin Krueger 1950 Excel Drive Mankato, Minnesota 56001

(b)	If to Employee:	Dale Nordquist 5090 Larch Lane Plymouth, Minnesota 55442

     5.9 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

     With the intention of being bound hereby, the parties have executed this Agreement as of the date set forth above.

EMPLOYEE:

Date: March 12, 2003	/s/ Dale Nordquist Dale Nordquist

WINLAND ELECTRONICS, INC.

Date: March 12, 2003	By: /s/ Lorin Krueger Lorin Krueger Its: President and CEO